Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 2-53663, 2-53578, 33-7471, 33-22417, 33-37924, 33-39660, 33-57898, 33-58939, 33-58943, 333-21277, 333-21285, 333-41359 and 333-62098) of Snap-on Incorporated of our report dated October 13, 2006, with respect to the combined balance sheet of ProQuest Business Solutions, Inc. and related entities as of December 31, 2005, and the related combined statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year then ended, which report appears in the Form 8-K of Snap-on Incorporated dated January 9, 2007.

/s/ KPMG LLP

Detroit, Michigan

January 9, 2007